EMPLOYEE AGREEMENT
 This Agreement is dated this 28th day of August, 2017 by and between Daniel Rushford, (the "EMPLOYEE") whose principal address is located at 6500 Live Oak Rd., Kelseyville CA 95451, and Vet Online Supply, Inc. ( the "Company"), a Florida company doing business in California, located at 1041 Market Street, San Diego CA 92101; and is hereinafter referred to as the ("Company").
             I
              RECITALS

A. COMPANY desires to enter into a consulting agreement with EMPLOYEE wherein EMPLOYEE will accept to be the Chief Executive Officer, President, Secretary, Treasurer and Member of the Board of Directors for the COMPANY.

B. COMPANY and EMPLOYEE have reviewed this agreement and any documents delivered pursuant hereto, and have taken such additional steps and reviewed such additional documents and information as deemed necessary to make an informed decision to enter into this Agreement.

C. Each of the parties hereto desires to make certain representations, warranties and agreements in connection herewith and also to describe certain conditions hereto.

II
AGREEMENT

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Job Description: The Chief Executive Officer ("CEO") is responsible for leading the development and execution of the Company's long term strategy with a view to creating shareholder value.  The CEO's leadership role also entails being ultimately responsible for all day-to-day management decisions and for implementing the Company's long and short term plans.  The CEO acts as a direct liaison between the Board and management of the Company and communicates to the Board on behalf of management.  The CEO also communicates on behalf of the Company to shareholders, employees, Government authorities, other stakeholders and the public.  More specifically, the duties and responsibilities of the CEO include the following:  1. to lead, in conjunction with the Board, the development of the Company's strategy; 2. to lead and oversee the implementation of the Company's long and short term plans in accordance with its strategy; 3. to ensure the Company is appropriately organized and staffed and to have the authority to hire and terminate staff as necessary to enable it to achieve the approved strategy; 4. to ensure that expenditures of the Company are within the authorized annual budget of the Company; 5. to assess the principal risks of the Company and to ensure that these risks are being monitored and managed; 6. to ensure effective internal controls and management information systems are in place;  7. to ensure that the Company has appropriate systems to enable it to conduct its activities both lawfully and ethically; 8. to ensure that the Company maintains high standards of corporate citizenship and social responsibility wherever it does business; 9. to act as a liaison between management and the Board; 10. to communicate effectively with shareholders, employees, Government authorities, other stakeholders and the public;

2.	Term: The term of this agreement is for a period of two years; renewable with mutual consent.

3.	Compensation:

a.	Fee/Commission: EMPLOYEE will receive a monthly salary of $2,000.00 to be paid at the end of each month. Amounts unpaid will accrue annual interest of 6%.

b.
Stock: The EMPLOYEE will receive 25,000,000 shares of restricted common stock and 1,000 Preferred Series B Shares upon signing of this agreement. Further, at the end of the first 12 months the EMPLOYEE will receive $75,000 of restricted common shares of the company at fair market value.

c.
Expenses: The COMPANY will pay the costs and expenses of EMPLOYEE directly related to his performance of his position or tasks herein for internet, Cellular and supplies. The Company agrees to lend one of its fleet vehicles at no cost, as well as pay for insurance and mileage.

4.	Confidentiality:

a.
This Agreement. The provisions of this Agreement are confidential and private and are not to be disclosed to outside parties (except on a reasonable need to know basis only) without the express, advance consent of all parties hereto or by order of a court of competent jurisdiction.

b.
Proprietary Information. EMPLOYEE agrees and acknowledges that during the course of this agreement in the performance of his duties and responsibilities that he will come into possession or knowledge of information of a confidential nature and/or proprietary information of COMPANY.

Such confidential and/or proprietary information includes but is not limited to the following of COMPANY, its agents, contractors, EMPLOYEEs and all affiliates: corporate and/or financial information and records of COMPANY or any client, customer or associate of COMPANY; information regarding artists or others under contract, or in contact with, COMPANY; customer information; client information; shareholder information; business contacts, investor leads and contacts; EMPLOYEE information; documents regarding COMPANY's website and any COMPANY product, including intellectual property.

EMPLOYEE represents and warrants to COMPANY that he will not divulge confidential, proprietary information of COMPANY to anyone or anything without the advance, express consent of COMPANY, and further will not use any proprietary information of COMPANY for his or anyone else's gain or advantage during and after the term of this agreement.

5. Further Representations and Warranties: EMPLOYEE acknowledges that this is a consulting position and represents that he will perform his duties and functions herein in a timely, competent and professional manner. EMPLOYEE represents and warrants that he will be fair in his dealing with COMPANY and will not knowingly do anything against the interests of COMPANY.

6. Survival of Warranties and Representations: The parties hereto agree that all warranties and representations of the parties survive the closing of this transaction.

7. Termination: This agreement is expressly "at will" and can be terminated by COMPANY for any reason, after reasonable notice and opportunity to correct any alleged deficiencies. EMPLOYEE may request a hearing of the full Board of Directors to defend himself against any attempt of COMPANY to terminate this Agreement. Any final determination of termination must be made by majority vote of the COMPANY Board of Directors (after such a hearing, if requested). EMPLOYEE must give at least 30 days notice if he intends to resign.

III
MISCELLANEOUS PROVISIONS

1. Expenses: Each party shall bear its respective costs, fees and expenses associated with the entering into or carrying out its obligations under this Agreement.

2. Indemnification: Any party, when an offending party, agrees to indemnify and hold harmless the other non-offending parties from any claim of damage of any party or non-party arising out of any act or omission of the offending party arising from this Agreement.

3. Notices: All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered in person or sent by confirmed facsimile, or ten (10) business days after being deposited in the United States mail, postage prepaid, return receipt requested, addressed to the applicable party as the address as follows:

COMPANY:         Vet Online Supply Inc.
1041 Market Street
San Diego CA 92101

EMPLOYEE:        Daniel Rushford
6500 Live Oak Rd.
Kelseyville CA 95451

4. Breach: In the event of a breach of this Agreement, ten (10) days written notice (from the date of receipt of the notice) shall be given. Upon notice so given, if the breach is not so corrected, the non-breaching party may take appropriate legal action per the terms of this Agreement.

5. Assignment: This Agreement is assignable only with the written permission of COMPANY.

6. Amendment: This Agreement is the full and complete, integrated agreement of the parties, merging and superseding all previous written and/or oral agreements and representations between and among the parties, and is amendable in writing upon the agreement of all concerned parties. All attachments hereto, if any, are deemed to be a part hereof.

7. Interpretation: This Agreement shall be interpreted as if jointly drafted by the parties. It shall be governed by the laws of the State of California applicable to contracts made to be performed entirely therein.

8. Enforcement: If the parties cannot settle a dispute between them in a timely fashion, either party may file for arbitration within California. Arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator(s) may award reasonable attorneys fees and costs to the prevailing party. Either party may apply for injunctive relief or enforcement of an arbitration decision in a court of competent jurisdiction within California.

9. Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Facsimile signatures shall be considered as valid and binding as original signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

/s/ Daniel Rushford	August 28, 2017
Daniel Rushford, EMPLOYEE	Date

/s/Edward Aruda	August 28, 2017
Edward Aruda, Chairman	Date

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